Exhibit 99.1

Adsouth Partners, Inc. Provides Update On Genco Power Solutions Subsidiary And Recently Announced Transaction

Adsouth Partners, Inc. (OTCBB:ASPR):

-- Genco continues rapid growth: Enters into contracts for total orders valued at $2 million, an increase of over 100% since March 20, 2006

-- Establishes commercial sales group

-- Expands sales infrastructure by opening five new sales and service offices throughout Florida

Adsouth Partners, Inc. (OTCBB:ASPR), today provided a business update on its majority-owned subsidiary, Genco Power Solutions (Genco), http://www.gencopowersolutions.com, which markets, sells, installs and services integrated power generator systems to residential homeowners and commercial businesses throughout Florida and the recently announced transaction wherein Adsouth will sell all of its product brands from its consumer product portfolio to MFC Development Corp. in a cash and stock transaction to be valued at $9.5 million.

Genco Power Solutions Update

Once the transaction is completed, Adsouth's Genco subsidiary will be the primary driver of the Company's Product Division. Due to Adsouth's experience and expertise in direct response marketing, Genco is positioned to differentiate itself compared to its competitors and continue to expand.

As of April 14, 2006, Genco has entered into contracts for 90 orders for standby generators or approximately $2.0 million in total orders. The approximately $2.0 million in total orders represent over a 100% increase since Adsouth's last update on Genco on March 20, 2006. The Residential Sales Group's average order per contract is approximately $20,960 or about $1.82 million in total orders. The newly formed Commercial Sales Group's average order per contract is approximately $58,866 or about $177,000 in total orders.

Genco's direct to consumer advertising program is ongoing and has generated over 3,500 leads through April 14, 2006. The subsidiary marketing strategy is based on a traditional direct response marketing matrix and to date has invested $77,500 in advertising expenditures, which calculates to the effective rate of a $22.14 cost per lead.

In order to expand the geographic penetration of the business, Genco is opening five new sales and service offices in Florida. The new offices will be located in Orlando, Ft Lauderdale, Naples, Tampa and Daytona Beach. These five new offices will be a


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platform to add additional value to the process of selling and servicing integrated power generator systems and will help increase Genco's overall market share. Management's objective is to have all the new offices opened and operational by end of the second quarter 2006. Genco is currently exploring the expansion of its installation and service infrastructure by adding additional facilities in Florida.

John Cammarano, Adsouth's Chief Executive Officer commented, "This is an exciting time at Adsouth, as Genco has established its brand and become one of the leaders in marketing, selling, installing and servicing integrated power generator systems in Florida. Genco is experiencing a tremendous interest in its products and service model, especially as the 2006 hurricane season approaches. Today, we are focused on building a more responsive, efficient and profitable business and the opening of these five new offices will allow Genco to enhance service at the local level and expand sales efforts throughout State."

Transaction Update

On April 11, 2006 Adsouth announced the signing of a Letter of Intent wherein Adsouth will sell all of its product brands from its consumer product portfolio to MFC in a cash and stock transaction to be valued at $9.5 million. The transaction which is subject to a complete due diligence, the execution of a definitive agreement and the satisfaction of closing conditions is expected to close in the second quarter of 2006.

Under the terms of the letter of intent, MFC Development Corp., through a wholly owned subsidiary NEWCO, will acquire all of the assets of its retail distribution and product brands company Adsouth, Inc., as well as the brands, DermaFresh, E70, and Mitsu and the distribution rights to Simon Solutions from Adsouth for $4.0 million in cash and $5.5 million of MFC common stock. The transaction did not include any assets or activities related to Adsouth's majority owned subsidiary Genco Power Solutions or the Company's Advertising Division.

In addition, on April 11, 2006 Adsouth's Board of Directors approved the distribution of the stock in MFC Development to all of the Company's stockholders. Any distribution of the MFC Development stock to Adsouth's stockholders will be subject to the registration of the MFC Development stock pursuant to the Securities Act of 1933. The value of the dividend to stockholders will be dependent upon the market price of the MFC Development stock at the time of the distribution.

Conference Call - April 20, 2006 at 11:00 a.m. ET

Adsouth will hold a conference call for investors today April 20, 2006, to discuss the update on its Genco Power Solutions subsidiary and discuss the recently announced transaction wherein Adsouth will sell all of its product brands from its consumer product portfolio to MFC Development Corp. in a cash and stock transaction to be valued at $9.5 million. Investors who would like to participate on the conference call should call 800-811-0667 if calling within the United States or 1-913-981-4901 if calling internationally


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approximately 5 to 10 minutes prior to 11:00 a.m. or access the call via
Adsouth's website at http://www.adsouthpartners.com.

There will be a playback available of the conference until May 20, 2006. To listen to the playback, please call 888-203-1112 within the United States or 719-457-0820 internationally. The pass code is 4844732 for the replay. The call is also being webcast by ViaVid Broadcasting and can be accessed at Adsouth's website at http://www.adsouthpartners.com. The webcast can also be accessed at ViaVid's website at http://www.viavid.net. The webcast may be accessed through June 20, 2006 on either site.

About Adsouth Partners, Inc.

Adsouth Partners is a vertically integrated direct response marketing company that generates revenues from the placement of advertising, the production of advertisements, creative advertising and public relations consulting services. Since mid 2004, it has expanded its activities as it obtained the rights to products that it markets and sells to retail outlets. Since December 2005, through a majority-owned subsidiary, Genco Power Solutions, Inc., the Company has been marketing integrated power generator systems to residential homeowners and commercial business throughout Florida. A complete list is available on our website at http://www.adsouthinc.com and a preview of the products offered is available at http://www.dermafresh.com

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the Safe Harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Events that may arise could prevent the implementation of any strategically significant plan(s) outlined above. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company's Form 10-K filing, its registration statements and other filings with the United States Securities and Exchange Commission (available at www.sec.gov). The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Adsouth Partners, Inc., Boca Raton
John Cammarano, 561-750-0410
or
Alliance Advisors
John Lovallo, 203-431-0587
jlovallo@allianceadvisors.net


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